UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): July 15, 1999



                         FITZGERALDS GAMING CORPORATION
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            (Exact name of registrant as specified in its charter)



                                     NEVADA
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                 (State or other jurisdiction of incorporation)



                0-26518                                88-0329170
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     (Commission File Number)             (IRS Employer Identification No.)



                 301 FREMONT STREET, LAS VEGAS, NEVADA 89101
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             (Address of principal executive offices) (Zip code)



      (Registrant's telephone number, including area code): (702) 388-2400



                                       NA
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          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

            Fitzgeralds Gaming Corporation (the "Company"), pursuant to an Indenture dated as of December 30, 1997 (the "Indenture"), issued $205 million of 12 1/4% Senior Secured Notes due 2004 (the "Notes"). The Indenture provides that the failure to pay interest when due and payable, which failure continues for 30 days, constitutes an Event of Default under the Indenture, which gives rise to certain remedies in favor of the holders of the Notes. On May 13, 1999, the Company's Board of Directors determined that, pending a restructuring of its indebtedness, it would not be in the best interest of the Company to make the regularly scheduled interest payments on the Notes and, as of July 15, 1999, the Company had not made the regularly scheduled interest payment on the Notes which was due and payable on June 15, 1999. Accordingly, an Event of Default under the Indenture has occurred and is continuing.

            The Company has been advised that an informal committee (the "Committee"), representing holders of a majority in interest of the Notes, has been formed and that the Committee has retained both a financial adviser and legal counsel, certain costs of which will be borne by the Company. As discussed further below, the Company has initiated discussions with representatives of the Committee concerning a restructuring of the Company's indebtedness. The Company believes that its liquidity and capital resources are sufficient to maintain all of its normal operations at current levels during the anticipated restructuring period and does not anticipate any adverse impact on its operations, customers or employees.

            In connection with the discussions with the Committee relating to a proposed restructuring of the Company's indebtedness and capital structure (the "Plan"), the Company has provided certain non-public and proprietary information regarding its business, operations, assets and liabilities and certain projections relating thereto (the "Evaluation Material"). The Evaluation Material has not been examined or reviewed by independent public accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants (the "AICPA"). The Evaluation Material is not considered "forecasts" or "projections" as those terms are defined by the AICPA. The Company provided such Evaluation Material as it believed to be relevant to the proposed Plan. However, the Company did not and does not make any representation or warranty, express or implied, as to the accuracy or completeness of any of the information contained in the Plan or Evaluation Material.

            It is management's belief that the proposed Plan will (i) reduce excessive levels of indebtedness that have restricted the Company's ability to make strategic capital expenditures to maintain or improve the competitive advantages of its facilities and build value; (ii) equitably distribute the economic interests in the Company; and (iii) provide management incentives tied to future performance.

            The central strategic component of the Company's proposed Plan involves, in addition to the restructuring of its indebtedness and capital structure, making substantial capital expenditures at both its Black Hawk and Tunica properties. The Black Hawk expenditures are currently expected to total approximately $12.7 million and to be completed by the end of the year 2000. The expenditures would include an expansion of the existing casino facility to accommodate approximately 250 additional gaming machines, acquisition of land for the casino expansion and additional parking and the addition of approximately 200 additional parking spaces and modifications to the existing parking garage. The Tunica expenditures are expected to total approximately $17.3 million and would also be expected to be completed by the end of the year 2000. The Tunica expenditures would include a reconfiguration of the existing casino with the addition of approximately 300 gaming machines, accelerated replacement of approximately 200 gaming machines, construction of a covered 400-space parking garage and the expansion and improvement of the food outlets. These expenditures would be financed by a combination of cash on hand, free cash flow during the restructuring period and additional borrowings of approximately

$15.0 million. The proposed Plan does not contemplate any material sales of assets by the Company.

            The timing and success of any capital expenditure program is subject to numerous risks and attendant uncertainties. Nonetheless, to enable the bondholders and their representatives to develop a frame of reference to assess the proposal, the Company provided them the following summary projections. The summary projections include a Base Case, that assumes the Company makes only such capital expenditures as are necessary to maintain its properties in their current condition, and a Cap Ex Case, that assumes that the capital expenditure program described above is undertaken:


                         FITZGERALDS GAMING CORPORATION
              SUMMARY CONSOLIDATED PROJECTED FINANCIAL INFORMATION

                                             EBITDA
                                          (in millions)
                                    Years Ending December 31,
                 ---------------------------------------------------------------

                      2000            2001            2002            2003
                 --------------- --------------- --------------- ---------------
Base Case         $26.5 - $28.5   $27.0 - $29.0   $26.9 - $28.9   $27.4 - $29.4

Cap Ex Case       $27.7 - $29.7   $37.9 - $39.9   $37.5 - $39.5   $37.7 - $39.7

Variance              $1.2            $10.9           $10.6           $10.3


            The proposed Plan represents only the Company's initial proposal concerning the terms of a restructuring of its indebtedness and capital structure. The proposed Plan will be subject to extensive negotiation with holders of the Notes and others and will likely change as such negotiations progress. It is likely that such changes will materially alter the initial proposal. Moreover, there can be no assurance that the Company will be able to reach agreement with a sufficient number of holders of the Notes on the Plan or any similar proposal for restructuring its indebtedness and capital structure.

            Subject to the foregoing, and the caveats, risks and other cautionary factors discussed below, the major elements of the proposed Plan include the following:

o Holders of the Notes would receive, in exchange for the Notes, new notes in an aggregate principal amount of $110.0 million (the "New Notes").

o The New Notes would bear interest at the rate of 11% per annum, commencing May 1, 2000, payable semi-annually on December 31 and June 30 each year, commencing December 31, 2000.

o  The New Notes would have a maturity date of June 30, 2005.

o The New Notes would not be redeemable prior to June 30, 2003; thereafter, the New Notes would be redeemable by the Company at a redemption premium starting at 102.75% and reducing to par on June 30, 2004.

o The collateral for, guarantees of and covenants with respect to the New Notes would be substantially identical to the Notes.

o Holders of the New Notes would receive approximately 95% of the equity in the Company, with the approximately 5% balance of the equity available for other claimants.

o Management of the Company would receive warrants tied to the future performance of the Company. None of the warrants would vest or become exercisable unless there is a material increase in the Company's EBITDA. The vested warrants would be exercisable in increments, each at $0.01 per share of common stock, until March 31, 2004 if the Company reaches specified levels of EBITDA for any year; provided, however, that if the Company's EBITDA has not reached $39.0 million in any year by the year ending December 31, 2002, 50% of the warrants for EBITDA levels of $39.0 million or less that had not then vested would expire. The percentage of the Company's equity that would be represented by the warrants and the EBITDA levels at which they vest are as follows:

               Percentage Of Company's
              Common Stock Represented         EBITDA Level
                  BY WARRANTS (%)             (IN MILLIONS)
             --------------------------      ---------------
                         5%                       $33.0
                         5%                        35.0
                         5%                        37.0
                         6%                        39.0
                         4%                        41.0
                         3%                        43.0
                         2%                        45.0
                      -------
            Total       30%


            The proposed Plan and the Evaluation Material are comprised of forward-looking statements and are based on the Company's estimates of the results it expects based on certain assumptions as of the date hereof. The Company has not updated or otherwise revised the proposed Plan or the Evaluation Material since their preparation and disclaims any obligation to update the proposed Plan or the Evaluation Material or to publicly announce the results of any revisions to the Plan or any of the forward-looking statements contained herein or therein to reflect future events or developments, except as required by applicable law. The proposed Plan and the Evaluation Material may contain financial items, including projections of revenues, income and earnings, capital expenditures, capital structure and other forward-looking statements, including statements containing the words "believes," "anticipates," "expects" and words of similar import, that involve known and unknown risks, uncertainties and other factors that will cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described below. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

            The proposed Plan and the Evaluation Material assume, among other things, that the Company will be able to restructure its indebtedness and capital structure to allow the Company to meet its operating and debt service obligations and to make capital improvements deemed necessary to successfully compete in its markets. The proposed Plan and the Evaluation Material necessarily are based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the Company's control, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the results presented in the proposed Plan and the Evaluation Material will be achieved and actual results will vary, and those variations may be material. In compliance with the Private Securities Litigation Reform Act of 1995, the Company urges careful consideration of the following important factors that could cause actual results to differ materially from those in the proposed Plan and the Evaluation Material and any other forward-looking statements, including, without limitation, the following:

o  Additional Factors Affecting Proposed Plan and Evaluation Material

            The nature of the gaming industry makes forecasts of future results such as the Evaluation Material inherently more uncertain and subject to a higher degree of risk than for many other industries that are more directly tied to the general performance of the economy or related to macroeconomics factors such as interest rates. These uncertainties are exacerbated for gaming operators such as the Company that derive the majority of their revenues from emerging gaming markets. Moreover, although the United States economy is enjoying what may be the longest peacetime expansion in its history, the Company's assumption that this trend will continue may prove to be inaccurate. An economic slowdown or inflationary pressures could have a material adverse effect on the gaming industry in general and the Company in particular.

            The proposed Plan and, therefore, the Evaluation Material make certain additional assumptions with regard to the timing of the adoption of the proposed Plan and the proposed strategic capital expenditures at Fitzgeralds Black Hawk and Fitzgeralds Tunica. There are numerous risks associated with the timing of the adoption of the proposed Plan, including (i) the need to obtain the requisite approval of the holders of the Notes; (ii) the likely need for the Company to commence a proceeding under Chapter 11 of the Bankruptcy Code in connection with the proposed Plan; and (iii) the need for bankruptcy court approval to confirm the proposed Plan. Moreover, there are numerous risk associated with the proposed capital expenditure projects, including (i) cost overruns (which could be caused by shortages of materials or labor, environmental or engineering problems, work stoppages, fire or other natural disasters, construction delays and weather); (ii) the need to obtain required permits, licenses and approvals; (iii) the disruptive effects of construction on existing operations; and (iv) the need to acquire land to complete the Black Hawk project. Any delays in the timing of such matters or unanticipated costs incurred will adversely affect the Company's results and such effects may be material.

            Although the Company has also made certain assumptions concerning the approval of the proposed Plan and its confirmation in a bankruptcy proceeding, there can be no assurance concerning the timing of the adoption of the proposed Plan, the costs of implementing and confirming the proposed Plan, the effect on operations of a bankruptcy proceeding, the completion of any capital expenditure projects or, if undertaken and completed, that the projects will achieve the goals of attracting new customers or increasing gaming or other revenues or operating profits.

            The proposed Plan and Evaluation Material assume significant ongoing competition in the Company's markets (see - Competition and Risks of Expanded Legalization of Gaming). However, they do not make any assumptions with regard to the opening of additional new or expansion of other existing competitive facilities in any of the Company's markets beyond the publicly announced Paris and Resort at Sommerlin in Las Vegas, the Isle of Capri in Tunica and Mardi Gras and Riviera in Black Hawk. Although the Company cannot predict with any degree of certainty, it is highly likely that additional competition will develop. Additional competition could have a material adverse effect on actual results from those contemplated by the Plan and the Evaluation Material.

o  High Level of Indebtedness

            The Company is highly leveraged. At July 4, 1999, the Company's total indebtedness was approximately $212.5 million and the Company had an accumulated deficit of approximately $83.0 million. The Company's relatively high level of indebtedness has already resulted in the Company curtailing previously planned capital expenditures and could result in additional significant adverse consequences to the Company. Although the level of indebtedness of the Company would be significantly reduced were the Plan to be consummated, the Company would continue to have a significant level of indebtedness.

o  Historical Net Losses

            The Company historically has experienced net losses in its operating results. In the five years from 1994 to 1998, the Company experienced net losses of $6.0 million, $4.3 million, $13.5 million, $31.5 million and $8.7 million. For the quarter ended April 4, 1999, the Company had a net loss of $2.8 million and an accumulated deficit of approximately $79.1 million. There can be no assurance that the Company will not continue to incur net losses in its operating results.

o  Fresh Start Accounting

            Future reported results may be affected by "fresh start" accounting. It is not possible at this time to determine what affect fresh start accounting will have on such results.

o  Competition and Risks of Expanded Legalization of Gaming

            The Company faces intense competition in each of the markets in which its gaming facilities are located. Many of the competitors have significantly greater name recognition and financial and marketing resources than the Company. Such competition results, in part, from the geographic concentration of competitors. All of the Company's casinos primarily compete with other casinos in their immediate and surrounding geographic areas. New expansion and development activity is occurring in each of the markets in which the Company operates, which may be expected to intensify competitive pressures. All of the Company's casinos also compete to a lesser extent with casinos in other locations, including Indian lands, riverboats and cruise ships, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off-track wagering and card parlors. Several states have considered legalized casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have a material adverse effect on the business of any or all of the Company's gaming facilities.

   NEVADA OPERATIONS
   -----------------

            Fitzgeralds Las Vegas competes primarily with other downtown casino properties, casino properties located near the Nevada/California state line and certain facilities located on the Las Vegas Strip. The Company also believes that it competes, to a lesser extent, with the local neighborhood casinos and casino-hotels on the Boulder Strip and in the Laughlin market.

            The Las Vegas market is highly competitive. The Company has experienced competition from new and existing Las Vegas casino-hotels which have sought to attract some of the same "middle-market" players, and tour and travel visitors targeted by Fitzgeralds Las Vegas. The Company anticipates continuing increased competition for these customers. Moreover, on the Las Vegas Strip, Bellagio, with approximately 3,000 rooms, opened in September 1998; Mandalay Bay, with approximately 3,700 rooms, opened in March 1999; Venetian, with approximately 3,000 rooms, opened in April 1999; and two additional resort properties, with a total of approximately 3,500 rooms, are also scheduled to open in July and September 1999. In addition, casinos catering to local residents also compete for business from the Company's targeted segment. These new properties, as well as any other major additions, expansions or enhancements to existing properties by the Company's competitors, could have a material adverse effect on the Company's business.

            Fitzgeralds Reno encounters strong competition from other hotel and casino facilities in the Reno area as well as competition from gaming establishments in other areas of Nevada and, to a lesser extent, other jurisdictions in the United States where gaming has been legalized (including Indian gaming establishments). Fitzgeralds Reno competes with other properties principally on the basis of location and direct marketing. Additional competition may come from the expansion or construction of other hotel and casino properties or the upgrading of other existing facilities in the Reno area. There can be no assurance that such growth will not adversely affect the pricing policies at Fitzgeralds Reno, including the room pricing policies. In addition, the Company recently completed the sale of the Nevada Club (which the Company closed in December 1997) and portions of Harolds Club, and Harrah's Entertainment, Inc., the entity that purchased the property, may elect to open a new gaming facility on the site.

            Moreover, the Company's management believes that the introduction of casino gaming, or the expansion of presently conducted gaming activities (particularly at Indian establishments) in areas in or close to Nevada, such as California, Oregon, Washington, Arizona and western Canada, could have a material adverse effect on operations at the Company's Las Vegas and Reno properties and, depending on the nature, location and extent of such operations, such effect could be material.

            In October 1998, the Reno City Counsel approved a special assessment district to finance a portion of the costs to lower the railroad tracks that run through downtown Reno, Nevada (the "ReTRAC Project"). Preliminary plans for the ReTRAC Project provide for the construction of a temporary rail bypass that will be used to divert rail traffic around the main railroad during construction. The City estimates that a period of approximately two and one-half years will be required to complete the ReTRAC Project. The southern boundary of the bypass will extend out into the middle of Commercial Row, the street adjacent to the Fitzgeralds Reno hotel entrance, valet parking area and hotel loading zone.

            On November 30, 1998, the Company filed a lawsuit against the City of Reno to challenge the method by which the special assessment to be levied against the Company was determined. Based on preliminary plans prepared by the City of Reno, Fitzgeralds Reno would expect to lose several parking spaces, the current valet parking area, an outdoor billboard structure advertising available rooms and a building used to house administrative offices, and be required to relocate the hotel entrance on Commercial Row. The City of Reno has also subsequently indicated that the ReTRAC Project might require the demolition of the Fitzgeralds Reno Rainbow Skyway. Implementation of the ReTRAC Project as currently proposed would cause the Company to suffer significant and permanent loss in business revenue and income; certain operating efficiencies from demolished or impaired physical structures; and a portion of its existing customer base as a result of the construction and operation of the proposed rail bypass. The City of Reno filed an answer to the Company's lawsuit on January 19, 1999. The case is expected to proceed in the nature of a judicial review of the Reno City Council's administrative record relating to the creation of the ReTRAC Project special assessment district. It is anticipated that a decision on the merits of the Company's claims will be decided subsequent to the filing of opening and reply briefs; however, oral arguments may be requested, in which case, a hearing will be held. A hearing date has not yet been set.

            The Company has received no assurance as to whether and when the City of Reno will negotiate mitigation measures and whether such measures could or would fully compensate the Company for the fair market value of its property and anticipated operating losses.

            In November 1998, Proposition 5, an initiative relating to Indian gaming, was adopted in the State of California. Proposition 5 would permit Indian gaming in California, subject to specified limitations. The limitations include provisions requiring that Indian casinos: (i) may be located only on Tribal lands; (ii) may only continue to offer games in effect prior to the adoption of Proposition 5; and (iii) may only offer lottery-style gaming in which prizes come from a pool of wagered money rather than the casino. As a result, Indian casino gaming permitted under Proposition 5 would include player-pool card games, pari-mutual betting on horse racing and video gaming machines with lottery style prize structures; however, slot machines that take and dispense coins and are operated by a handle, or games such as craps, roulette or baccarat, would not be permitted by Proposition 5. Following the adoption of Proposition 5, several lawsuits have been filed in the California Supreme Court challenging the constitutionality of the initiative. Although the Company cannot predict the outcome of the challenges to Proposition 5, there are currently in excess of 16,000 gaming devices operating in Indian casinos in California. The continued operation of such machines and the validation of Proposition 5 by the California Supreme Court will have an adverse effect on casino gaming in Nevada. Moreover, in the event that Proposition 5 is validated by the California Supreme Court, it is likely to lead to substantial expansion of Indian gaming in California which could have a material adverse effect on casino gaming in Nevada, particularly in Reno.

            The Company's ability to maintain its competitive position in Las Vegas and Reno will require the expenditure of sufficient funds for such items as updating slot machines to reflect changing technology, periodic refurbishing of rooms and public service areas, and replacing obsolete equipment on an ongoing basis. As discussed above, because the Company is highly leveraged, lacks financial flexibility and may not generate sufficient funds internally, there can be no assurance that the Company will be able to complete any such capital improvements.

   MISSISSIPPI OPERATIONS
   ----------------------

            Fitzgeralds Tunica competes primarily with eight other dockside gaming facilities in the Tunica area, five of which are approximately one mile north of Fitzgeralds Tunica and three of which are approximately four miles south of Fitzgeralds Tunica. A fourth gaming facility located approximately four miles south of Fitzgeralds Tunica, originally operated by Harrah's and closed in 1997, was recently acquired by an experienced casino operator and is expected to re-open as the Isle of Capri in the summer of 1999.

            In addition to the substantial competition in the immediate vicinity of Fitzgeralds Tunica, the Company competes with other Mississippi operations and may have to compete with surrounding areas for customers in Memphis, Tennessee and Little Rock, Arkansas. There can be no assurance that the State of Tennessee or the State of Arkansas will not legalize casino gaming in the future.

            In November 1992, and again in November 1996, De Soto County, the northwestern-most Mississippi county and the one nearest to Memphis, voted against authorizing gaming activities. Arkansas voters also voted against gaming in the November 1996 election. Because Fitzgeralds Tunica is heavily dependent upon the patronage of Memphis residents and tourists, the opening of gaming casinos in Tennessee or in other locations closer to Memphis could have a material adverse effect on the Company's operations.


   COLORADO OPERATIONS
   -------------------

            Competition is intensifying in Black Hawk with the opening of The Lodge and the Isle of Capri in 1998. Two additional projects are scheduled to open in the latter part of 1999 or early 2000. All of these projects are larger than Fitzgeralds Black Hawk, will be operated by companies with greater resources and will be located at the eastern (closest to Denver) end of Black Hawk at the first major intersection off State Highway 119, which may give such projects a competitive advantage over Fitzgeralds Black Hawk since they will have the initial opportunity to capture visitors to Black Hawk and Central City from the Denver metropolitan area. The increased competition may have a material adverse effect on Fitzgeralds Black Hawk operations and may continue to do so; moreover, the concentration of these properties on the south end of the street has shifted the center of gaming activity away from Fitzgeralds Black Hawk, which is located at the north end of the street. The Company will be required to make substantial capital expenditures to increase the presence of Fitzgeralds Black Hawk in the face of increasing competition. Because the Company is highly leveraged, lacks financial flexibility and may not generate sufficient funds internally, there can be no assurance that the Company will be able to undertake any such capital improvements. Moreover, there is a fundamental issue concerning the size of the Black Hawk market and the ability to expand the market because of its mountain location and the availability of adequate roads and other infrastructure.

            Although initiatives to expand gaming venues in Colorado have thus far been unsuccessful, initiatives, legislation or regulations could be introduced in the future. The enactment of any initiative, legislation or regulation legalizing gaming elsewhere in Colorado could and, if such legalized gaming was closer to Denver, would have a material adverse effect on Fitzgeralds Black Hawk.

o  Government Regulation and Licensing

            The ownership and operation of gaming facilities are subject to extensive state and local regulation. The gaming authorities in the jurisdictions in which the Company operates have broad authority and discretion to require the Company and its officers, directors, employees and certain security holders to obtain various licenses, registrations, permits, findings of suitability and other approvals. To enforce applicable gaming regulations, such gaming authorities may, among other things, limit, suspend or revoke the licenses of any gaming entity or individual, and may levy fines or forfeiture of assets against the Company or individuals for violations of gaming laws or regulations. The suspension or revocation of any of the Company's licenses or the levy on the Company of substantial fines or forfeiture of assets would have a material adverse effect on the Company.

            To date, the Company has obtained all governmental licenses, certifications, registrations, permits, findings of suitability and approvals necessary for the operation of its gaming activities. Any future public offering of debt or equity securities by the Company will require the prior approval of gaming authorities in Colorado, Mississippi and Nevada. Gaming licenses and related approvals are deemed to be privileges under state law, and no assurance can be given that any new licenses, permits or approvals that may be required in the future will be given or that existing ones will not be revoked.

            In August 1996, President Clinton signed a bill creating the National Gambling Impact Study Commission ("NGISC"), composed of individuals with ties to the gaming industry as well as individuals who are openly opposed to legalized gaming, to examine the economic and social impact of gaming. The NGISC began a series of hearings on June 20, 1997, and released its report on its findings, together with recommended legislation and administrative action, in June 1999. Although the NGISC's findings and recommendations principally involved proposals for future federal and local research on the costs and benefits of legal gambling, any additional regulation of the gaming industry resulting from the NGISC's recommendations or otherwise could have a material adverse effect on the gaming industry, including the Company.

o  Future Growth and Financing

            The Company's growth strategy includes strengthening its existing properties, which may include future development, construction and renovation projects. The extent and timing of any such projects will depend upon various factors, including available cash flow or the ability to obtain additional financing. The Company has already curtailed spending on certain capital improvements and because the Company is highly leveraged, lacks financial flexibility and may not generate sufficient funds internally, there can be no assurance that the Company will be able to complete any such future capital development, construction or renovation projects. Moreover, the Company will be subject to the risks inherent in any construction activity, including, but not limited to, disruption of existing operations, delays in receipt of permits, licenses or other regulatory approvals, shortages of materials or skilled labor, work stoppages, and weather interferences, any of which could delay construction or result in substantial cost increases to the Company. Although the Company has no current intention to expand into additional jurisdictions, any decision to do so in the future would be subject to similar risks and financing issues.

o  State Gaming Taxes

            The Company believes that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees, in addition to corporate income taxes, where applicable, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the gaming industry, including the Company. The Company pays and expects to continue to pay substantial taxes and fees in Nevada, Mississippi and Colorado.

o  Seasonality; Severe Weather; and Absence of Insurance Coverage

            The gaming operations of the Company in certain locations may be seasonal and, depending on the location and other circumstances, the effects of such seasonality could be significant. At Fitzgeralds Las Vegas, business levels are generally weaker from Thanksgiving through the middle of January (except during the week between Christmas and New Years) and throughout the summer, and generally stronger from mid-January through Easter and from mid-September through Thanksgiving. At each of the three other Fitzgeralds-brand properties, business levels are typically weaker from Thanksgiving through the end of the spring and typically stronger from mid-June to mid-November. As a result, the Company's revenues, operating income and net income historically have been lower in the first and fourth quarters than in the second and third quarters.

Consequently, interim results are not necessarily indicative of the full fiscal year, and quarterly results may vary substantially, both within a fiscal year and between comparable fiscal years.

            The Company's results also are affected by inclement weather in the relevant markets. For example, the Company's Tunica site, located on the Mississippi River, is subject to flooding, especially in late-winter and early-spring, as well as hurricanes and tornadoes. The Fitzgeralds Black Hawk site, located in the mountains of Colorado, and the Fitzgeralds Reno site, located in the foothills of the Sierra Nevada mountains in Nevada, are subject to snow and icy road conditions during the winter months. Any such severe weather conditions may discourage potential customers from visiting the Company's facilities. It is unlikely that the Company will be able to obtain business interruption coverage for casualties resulting from severe weather, and there can be no assurance that the Company will be able to obtain casualty insurance coverage at affordable rates for casualties resulting from severe weather.

o  Availability and Retention of Key Management

            The Company's operations and development are dependent upon the efforts and experience of its executive officers. The Company has employment agreements with Messrs. Philip D. Griffith, President and CEO, Paul H. Manske, Senior Vice President, and Max L. Page, Executive Vice President, which expire on June 28, 2003, December 31, 1999 and December 31, 1999, respectively. Mr. Michael E. McPherson's employment agreement as Senior Vice President and Chief Financial Officer expired on February 28, 1999. Mr. McPherson is currently employed on a month-to-month basis under the same terms and conditions of such agreement, and is in the process of negotiating a new agreement. However, there can be no assurance that the Company will be able to successfully enter into a new employment agreement with Mr. McPherson or otherwise retain the services of its other executive officers, and the loss of the services of any one of these individuals could materially and adversely affect the Company.

o  Application of Environmental Regulations

            Generally, the Company and its subsidiaries are subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. While the Company believes that it and its subsidiaries are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. In addition, although the Company is not aware of any environmental contamination at its properties, it has not conducted environmental investigations of all such properties. The Company does not have insurance to cover environmental liabilities, if any.

            Specifically, the Black Hawk and Central City gaming districts, including the Fitzgeralds Black Hawk site, are located within the 400-square mile area that was designated in 1983 as the Central City/Clear Creek Superfund site (the "Site") by the Environmental Protection Agency (the "EPA"), pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). The Site includes numerous specifically identified areas of mine tailings and other waste piles caused by historical mining activity in the area that are the subject of ongoing investigation and clean-up by the EPA and the Colorado Department of Public Health and Environment. CERCLA requires remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including authorizing potentially responsible parties ("PRPs") to clean up or contribute to the clean-up of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. CERCLA imposes strict liability on PRPs, and courts have commonly held PRPs to be jointly and severally liable for all response costs.

            Fitzgeralds Black Hawk is not within any of the specific areas of the Site currently identified by the EPA for investigation or remediation. The property on which Fitzgeralds Black Hawk casino is situated was not an historical mining site but rather was the location of a general store. The casino and parking complex, however, are situated over an historical mining site. Through an independent environmental consultant, Phase I and other limited environmental assessments of the real property underlying Fitzgeralds Black Hawk were prepared in connection with the development of the property. Although test borings have been recommended only in connection with any future construction on an additional parcel adjoining Fitzgeralds Black Hawk, to date no remediation requirements have been recommended or required with regard to any portion of the property. Based on the assessments to date, management is not aware of any environmental problems affecting Fitzgeralds Black Hawk which are likely to result in material costs to the Company. No assurance can be given, however, that environmental problems will not be subsequently discovered. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify additional areas within the Site for remediation. If Fitzgeralds Black Hawk were included in additional areas of concern within the Site, the Company could be identified as a PRP and any liability related thereto could have a material adverse effect on the Company.

o  Computerized Operations and the Year 2000

            In 1997 the Company initiated an investigation to identify and ensure that all significant applications will be Year 2000 compliant. The Company is conducting its investigation and is in the process of obtaining assurances from its vendors that timely updates will be made available to ensure that all purchased applications are Year 2000 compliant. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

            The Company is utilizing both internal and external resources to test, program and/or replace applications to ensure that they are Year 2000 compliant. Completion of this project is anticipated not later than October 31, 1999, with the costs associated with the Year 2000 project expected to be approximately $1.0 million for the four properties.

            Although, based on its investigation to date the Company does not believe that it will experience any significant adverse effects or material unbudgeted costs associated with the Year 2000 project, the Company cannot provide any assurance in this regard, and any such cause or effect could materially and adversely affect the Company.

                                     * * *

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this report, including the Evaluation Material (as well as information included in oral statements or other written statements made or to be made by the Company), contains statements that are forward-looking, such as statements relating to financial items, including projections, revenues, income and earnings, capital expenditures and capital structure, management's statements concerning future business plans and objectives, including plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those discussed above. For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 1998 and certain registration statements of the Company.


                                   SIGNATURE
            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  July 22, 1999                     FITZGERALDS GAMING CORPORATION
                                         (Registrant)



                                         By: /s/ Michael E. McPherson
                                            ------------------------------------
                                                    Michael E. McPherson
                                                Senior Vice President, Chief
                                              Financial Officer, Treasurer and
                                                         Secretary